UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 14, 2011

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1750 Tysons Boulevard

Suite 1400

McLean, VA 22102

(Address of principal executive offices)

703-287-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 14, 2011, through our indirect wholly owned subsidiary, Iridium Satellite LLC (“Iridium Satellite”), we entered into a Contract for Launch Services (the “Agreement”) with International Space Company Kosmotras, a Russian company (“Kosmotras”).

Pursuant to the Agreement, we have the option to purchase up to six launches, with two satellites on each launch, using Kosmotras’s Dnepr launch vehicle for our next-generation satellite constellation. If we exercise the option for all six launches, we will pay Kosmotras a total of approximately $184.3 million. If we do not exercise any options by March 31, 2013, the Agreement will terminate, and our total payments to Kosmotras, including in respect of pre-launch development work, non-recurring milestone payments already completed at that time and termination fees, would be approximately $14.9 million. We have a further option for up to an additional six launches, at a price to be determined by a formula set forth in the Agreement.

Item 7.01	Regulation FD Disclosure

In connection with our entry into the Agreement as described in Item 1.01, on June 20, 2011, we issued a press release entitled “Iridium Signs Agreement with ISC Kosmotras for Iridium NEXT Launch Provider.” A copy of the press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information contained in this Item 7.01 and the press release are being furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and exhibits be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated June 20, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDIUM COMMUNICATIONS INC.

Date: June 20, 2011	By:	/s/ THOMAS J. FITZPATRICK
		Name:	Thomas J. Fitzpatrick
		Title:	Chief Financial Officer